SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO. ____)

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DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

______________________________________________________________________

(Name of Registrant as Specified in Charter)

______________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

Notice of Annual Meeting of Stockholders

To the Stockholders:

The Annual Meeting of Stockholders of Dreyfus Strategic Municipal Bond Fund, Inc. (the "Fund") will be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 8th Floor, New York, New York 10166, on Thursday, June 18, 2009 at 10:00 a.m., for the following purposes:

1.         To consider converting the Fund from a closed-end management investment company to an open-end management investment company. This proposal includes:

a.         changing the Fund's subclassification from a closed-end management investment company to an open-end management investment company;

b.	amending and restating the Fund's Articles of Incorporation; and
c.	changing certain fundamental investment policies of the Fund.
2.	To elect Directors as follows:

a.         If Proposal 1 is not approved, to elect four Class I Directors to serve for a three-year term and until their successors are duly elected and qualified.

b.         If Proposal 1 is approved as described in the proxy statement, to elect eleven Directors to hold office until their successors are duly elected and qualified.

3.         To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Stockholders of record at the close of business on April 30, 2009 will be entitled to receive notice of and to vote at the meeting.

By Order of the Board

John Hammalian

Assistant Secretary

New York, New York

May 7, 2009

WE NEED YOUR PROXY VOTE

A STOCKHOLDER MAY THINK HIS OR HER VOTE IS NOT IMPORTANT, BUT IT IS VITAL. BY LAW, THE ANNUAL MEETING OF STOCKHOLDERS OF THE FUND WILL HAVE TO BE ADJOURNED WITHOUT CONDUCTING ANY BUSINESS IF LESS THAN A QUORUM IS REPRESENTED. IN THAT EVENT, THE FUND WOULD CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO ACHIEVE A QUORUM. CLEARLY, YOUR VOTE COULD BE CRITICAL TO ENABLE THE FUND TO HOLD THE MEETING AS SCHEDULED, SO PLEASE RETURN YOUR PROXY CARD OR OTHERWISE VOTE PROMPTLY. YOU AND ALL OTHER STOCKHOLDERS WILL BENEFIT FROM YOUR COOPERATION.

DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

PROXY STATEMENT

Annual Meeting of Stockholders to be held on Thursday, June 18, 2009

This proxy statement is furnished in connection with a solicitation of proxies by the Board of Directors of Dreyfus Strategic Municipal Bond Fund, Inc. (the "Fund") to be used at the Annual Meeting of Stockholders (the "Meeting") of the Fund to be held on Thursday, June 18, 2009 at 10:00 a.m., at the offices of The Dreyfus Corporation ("Dreyfus"), 200 Park Avenue, 8th Floor, New York, New York 10166, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record at the close of business on April 30, 2009 are entitled to be present and to vote at the Meeting. Stockholders are entitled to one vote for each Fund share held and fractional votes for each fractional Fund share held. It is essential that stockholders complete, date, sign and return the proxy card they receive. Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon. If any enclosed form of proxy is executed and returned, it nevertheless may be revoked by a proxy given later. To be effective, such revocation must be received prior to the Meeting. In addition, any stockholder who attends the Meeting in person may vote by ballot at the Meeting, thereby cancelling any proxy previously given.

A quorum is constituted by the presence in person or by proxy of the holders of a majority of the outstanding shares of the Fund entitled to vote at the Meeting. If a proposal is to be voted upon by only one class of the Fund's shares, a quorum of that class of shares (i.e., the holders of a majority of the outstanding shares of the class) must be present in person or by proxy at the Meeting in order for the proposal to be considered. The Fund has two classes of capital stock: Common Stock, par value $0.001 per share (the "Common Stock"), and Auction Preferred Stock, par value $0.001 per share, liquidation preference $25,000 per share (the "APS" or the "Preferred Stock"). The APS is further divided into Series A, Series B and Series C. Currently, no proposal is expected to be presented at the meeting that would require separate voting for each Series of APS. As of April 30, 2009, the Fund had outstanding the following number of shares:

Common Stock Outstanding	APS Outstanding
[48,495,729]	7,440

It is estimated that proxy materials will be mailed to stockholders of record on or about May 7, 2009. The principal executive offices of the Fund are located at 200 Park Avenue, New York, New York 10166. Copies of the Fund's most recent Annual and Semi-Annual Reports are available upon request, without charge, by writing to the Fund at 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144, or by calling toll-free 1-800-334-6899.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 18, 2009: This proxy statement and copies of the Fund's most recent Annual Report to Stockholders are available at www.dreyfus.com.

PROPOSAL 1. TO CONVERT THE FUND FROM A CLOSED-END MANAGEMENT INVESTMENT COMPANY TO AN OPEN-END MANAGEMENT INVESTMENT COMPANY

The Fund's Board of Directors, All of Whom Are "Non-Interested" Directors, Does Not Favor This
Proposal Because, as Described Below, Conversion of the Fund to an Open-End Investment
Company Would Result in a Substantial and Immediate Reduction in Fund Assets, a Decrease in
the Fund's Net Income Available for Dividends and a Likely Increase in the Fund's Expenses as a
Percentage of Net Asset Value.

Introduction

The Fund has operated as a non-diversified, closed-end management investment company (commonly referred to as a "closed-end fund") since its inception in 1989. As a closed-end fund, the Fund's shares of Common Stock are bought and sold in the securities markets at prevailing prices, which may be equal to, less than, or greater than the Fund's net asset value. The Fund's Prospectus for its Common Stock (dated November 22, 1989) and Preferred Stock (dated September 22, 1999) each state, in relevant part, that if the Common Stock of the Fund has traded on the New York Stock Exchange (the "NYSE") at an average discount from its net asset value of more than 10%, determined on the basis of the discount as of the end of the last trading day in each week during the 12 calendar weeks preceding the beginning of the Fund's fiscal year, the Fund will submit (the "Required Submission") to its stockholders at the next succeeding annual meeting of stockholders a proposal to convert the Fund from a closed-end management investment company to an open-end management investment company (the "Conversion"). For the 12 calendar week period from September 8, 2008 through November 28, 2008 (the last business day of the Fund's fiscal year), the Fund's Common Stock traded on the NYSE at an average discount from net asset value of 15.78%, determined in accordance with the provisions of the Fund's Prospectus. As a result, the Fund is required to submit Proposal 1 for stockholders' consideration at the Meeting.

Consideration and Recommendation of Board of Directors

At a Board meeting held on March 31, 2009, the Fund's Board of Directors reviewed detailed information concerning the legal and operational differences between closed-end and open-end funds, the Fund's capital structure and performance to date as a closed-end fund, the historical relationship between the market price and net asset value of the Fund's shares of Common Stock, the market events surrounding the discount measurement period and the possible effects of the Conversion on the Fund. At that meeting, although it recognized that the Required Submission must be made, the Board determined not to support Proposal 1 and recommends stockholders vote against the proposal.

The Board believes that the Conversion will result in a substantial and immediate reduction in the Fund's asset size and could result in the possible loss of economies of scale and an increase in the Fund's expenses as a percentage of net asset value, thereby decreasing the Fund's net income available for dividends, as described under "Certain Effects of Conversion on the Fund—Decrease in Asset Size and Potential Increase in Expense Ratio" below. The Board also considered the possibility that the Conversion could adversely affect the functioning of the Fund's portfolio management and its investment performance, as described under "Certain Effects of Conversion on the Fund—Portfolio Management" below. Accordingly, the Board does not believe that the Conversion is in the best interests of the Fund and its stockholders.

While the Conversion would eliminate the possibility of shares of the Fund's Common Stock ever trading at a discount from net asset value, the Board took note of the fact that, from inception through December 31, 2008, the Fund's shares of Common Stock from time to time have traded at a premium, and that, notwithstanding the more recent discounts during the last 12 calendar weeks of fiscal year 2008, the shares have traded from inception through [March 31], 2009 at an average [discount] of [   ]%. See "Differences Between Open-End and Closed-End Funds—Redeemable Shares; Elimination of Discount and Premium" below. The Board also noted that the relevant measurement period (September 8, 2008-November 28, 2008) occurred primarily during the fourth quarter of 2008, which was a period of extreme market volatility and a deepening of the larger credit and economic crisis. The Board noted that since 1991, the Fund had never traded at such a significant discount over an extended period of time, and since the end of the measurement period, the Fund's discount to net asset value had narrowed substantially.

The Fund's average annual premium/discount by calendar year is as follows:

Calendar Year	Premium/(Discount)
1991	1.34%
1992	3.16%
1993	4.25%
1994	(0.78)%
1995	(3.45)%
1996	(0.41)%
1997	7.75%
1998	3.59%
1999	(5.44)%
2000	(5.79)%
2001	0.06%
2002	(3.68)%
2003	(2.38)%
2004	(3.33)%
2005	(3.86)%
2006	(1.43)%
2007	(1.14)%
2008	(8.70)%

On [March 31], 2009, the closing price of a share of the Fund's Common Stock on the NYSE was [   ]% [below] its net asset value.

At this time, the Board does not believe that eliminating the possibility of a discount justifies the reduction in the Fund's asset size, the risk of changes to the Fund's portfolio management that might be required and the potential adverse effect on the Fund's investment performance that the Conversion could entail.

If Proposal 1 is not approved by stockholders, the Fund will remain a closed-end fund, and the Board of Directors will consider whether any other actions should be taken with respect to the market discount from net asset value at which the Fund's shares of Common Stock currently trade.

As described below, if stockholders approve the Conversion, the Board will cause the Fund to impose a redemption fee of 1.00% of the amount redeemed for a period of 12 months from the date of the Conversion. Neither the Fund nor its stockholders will realize any gain or loss for tax purposes as a direct result of the Conversion. However, the Fund's common stockholders will recognize a gain or loss if they later redeem their shares to the extent that the redemption proceeds are greater or less than the respective adjusted tax basis of their shares received in the Conversion.

Differences Between Open-End and Closed-End Funds

In evaluating this Proposal, the Fund's stockholders may wish to consider the following differences between open-end and closed-end funds.

Fluctuation of Capital. The Fund currently is registered as a "closed-end" management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). Closed-end funds generally neither redeem their outstanding stock nor engage in the continuous sale of new securities, and thus operate with a relatively fixed capitalization. The common stock of closed-end funds ordinarily is bought and sold on national securities exchanges; the Fund's shares of Common Stock have traded on the NYSE since their inception in 1989.

In contrast, open-end funds, commonly referred to as "mutual funds," issue redeemable securities. The holders of redeemable securities have the right to surrender such securities to the mutual fund and obtain in return their proportionate share of the value of the mutual fund's net assets at the time of redemption (less any redemption fee charged by the fund or contingent deferred sales charge imposed by the fund's distributor). Most mutual funds (including the Fund, if the Conversion is effected) also continuously issue new shares of stock to investors at a price based on the fund's net asset value at the time of such issuance. Accordingly, an open-end fund will experience continuing inflows and outflows of cash, and may experience net sales or net redemptions of its shares.

Raising Capital. Closed-end funds are not permitted to issue new shares of common stock at a price below net asset value, except in rights offerings to existing stockholders, in payment of distributions and in certain other limited circumstances. Accordingly, the ability of closed-end funds to raise new capital is restricted, particularly at times when their shares of common stock are trading at a discount to net asset value. The shares of open-end funds, on the other hand, generally are offered on a continuous basis at net asset value, or at net asset value plus a sales charge.

Redeemable Shares; Elimination of Discount and Premium. Open-end funds are required to redeem their shares at a price based upon their then-current net asset value (except under certain circumstances, such as when the NYSE is closed or trading thereon is restricted, or when redemptions may otherwise be suspended in an emergency as permitted by the 1940 Act). The open-end fund structure thus precludes the possibility of the mutual fund's shares trading at a discount from, or a premium to, net asset value. Mutual funds generally are required to value their assets on each business day in order to determine the current net asset value on the basis of which their shares may be redeemed by stockholders or purchased by investors. The shares of closed-end funds, on the other hand, are bought and sold in the securities markets at prevailing market prices, which may be equal to, less than, or more than their net asset value.

If approved by stockholders, upon the Conversion, common stockholders of the Fund who wish to realize the value of their shares would be able to do so by redeeming their shares at net asset value (less the redemption fee discussed below). As a result, the discount from net asset value at which the Fund's shares of Common Stock currently trade on the NYSE would be eliminated. The Conversion also would eliminate, however, any possibility that the Fund's shares of Common Stock could trade at a premium over their net asset value and could result in potential adverse effects on the Fund's portfolio management and expense ratio.

Senior Securities and Borrowings. The 1940 Act prohibits open-end funds from issuing "senior securities" representing indebtedness (i.e., bonds, debentures, notes and other securities), other than indebtedness to banks when there is an asset coverage of at least 300% for all borrowings. Closed-end funds, on the other hand, are permitted to issue senior securities representing indebtedness to any lender if the 300% asset coverage is met. Any income attributable to such indebtedness would be Federally taxable income. In addition, closed-end funds may issue preferred stock, subject to asset coverage of at least 200%; whereas, open-end funds generally may not issue preferred stock. The ability to issue senior securities provides a closed-end fund more flexibility than an open-end fund in "leveraging" their stockholders' investments. Distributions with respect to preferred stock are deemed to be dividends, and the dividend income paid to holders of the Fund's Preferred Stock is generally exempt from Federal income tax.

The Fund, which seeks income exempt from Federal income tax, issued $186,000,000 par amount of Preferred Stock in September 1999. Distributions with respect to the Preferred Stock are deemed to be dividends, and the dividend income paid to holders of the Fund's Preferred Stock is generally exempt from Federal income tax. The Fund's Board believes that the limitations imposed on open-end funds with respect to senior securities and borrowings would impair the Fund's operations, because, as an open-end fund, the Fund would have to redeem all of its Preferred Stock and would not be able to replace the leverage currently employed with the Preferred Stock. Moreover, the Fund would have to sell portfolio securities to raise the cash necessary to redeem the Preferred Stock at or prior to the Conversion.

Registration of Securities. The Fund's shares of Common Stock currently are listed and traded on the NYSE (Symbol: DSM). If the Conversion is approved by stockholders, the Fund's shares of Common Stock would immediately be delisted from the NYSE. Delisting would save the Fund annual exchange listing fees of approximately $44,000; but, as noted below, the Fund would have to pay Federal and state registration fees on sales of new shares. Any net savings or increased cost to the Fund because of the different expenses is not expected to materially affect the Fund's expense ratio.

Distribution; Brokerage Commissions or Sales Charges on Purchases and Sales of Securities. Open-end funds typically seek to sell new shares on a continuous basis in order to offset redemptions and avoid reductions in asset size. Shares of "load" open-end funds ordinarily are offered and sold through a principal underwriter or distributor, which deducts a sales charge from the purchase price at the time of purchase or from the redemption proceeds at the time of redemption, or receives a distribution fee from the fund, or both, to compensate it and securities dealers for sales and marketing services (see below). Shares of "no-load" open-end funds are sold at net asset value, without a sales charge, with the fund's investment adviser or distributor ordinarily bearing the cost of sales and marketing from its own resources. Shares of closed-end funds, on the other hand, are bought and sold in secondary market transactions at prevailing market prices subject to the brokerage commissions charged by the broker-dealer firms executing such transactions on behalf of investors.

Stockholder Services. Open-end funds typically provide more services to stockholders and incur correspondingly higher servicing expenses. If the Conversion is approved, to compensate the Fund's distributor for the provision of certain of these services to the Fund's stockholders, the Fund would adopt a shareholder services plan, pursuant to which the Fund would pay its distributor for the provision of certain services a fee at an annual rate of 0.25% of the value of the average daily net assets. These services would include, for example, answering stockholder inquiries regarding the Fund and providing reports and other information, and services related to the maintenance of stockholder accounts.

Other services generally offered by a family of open-end funds include enabling stockholders to exchange their shares of one fund for shares of another fund that is part of the same family of open-end funds. The Dreyfus Family of Funds currently consists of approximately [200] separate portfolios, with different investment objectives and policies. Shares of the various funds in the Dreyfus Family of Funds generally are eligible to be exchanged, in a taxable transaction, for shares of certain other Dreyfus-managed funds. If the Fund converts to an open-end fund, the Fund would offer the exchange service as well as certain other stockholder services and privileges currently offered stockholders of other open-end funds in the Dreyfus Family of Funds.

Annual Stockholder Meetings. As a closed-end fund listed on the NYSE, the Fund is required by the rules of the NYSE to hold annual meetings of its stockholders. If the Fund were converted to an open-end fund, it would no longer be subject to these NYSE rules and annual stockholder meetings would be eliminated, except when required for certain 1940 Act matters. By not having to hold annual stockholder meetings, the Fund would save the costs of preparing proxy materials and soliciting stockholder votes on the usual proposals contained therein. Based on the number of outstanding shares and stockholders as of the Record Date, such costs aggregate approximately $33,000 per year; however, these savings would not be expected to materially affect the Fund's expense ratio, and stockholder meetings may have to be held from time to time to obtain various approvals from stockholders. Under the 1940 Act, the Fund would be required to hold a stockholder meeting if, among other reasons, less than a majority of the total number of Directors were elected by the stockholders or if a change were sought in the fundamental investment policies of the Fund. In addition, holders of at least 10% of the Fund's outstanding shares may require the Fund to hold a stockholder meeting for the purpose of voting on the removal of any Director or for any other purpose.

Reinvestment of Dividends and Distributions. As a closed-end fund, the Fund's current Dividend Reinvestment and Cash Purchase Plan ("DRIP") permits common stockholders to elect to reinvest their dividends and distributions on a different basis than would be the case if the Fund converted to an open-end fund. Currently, if the Fund's shares of Common Stock are trading at a discount, the agent for the DRIP will attempt to buy as many shares as are needed of the Fund's common stock on the NYSE or elsewhere. This permits a reinvesting common stockholder to benefit by purchasing additional shares at a discount and this buying activity may tend to lessen any discount. If, before the agent for the DRIP completes such purchases, the market price exceeds the net asset value, then the average per share purchase price of the reinvested shares may exceed the net asset value per share. If the Fund's shares of common stock are trading at a premium, reinvesting stockholders are issued shares at the higher of net asset value or 95% of the market price. As an open-end fund, any dividend and distribution reinvested would be at the Fund's net asset value.

Market Timing Activities. Unlike closed-end funds, open-end funds may be subject to adverse effects from frequent purchases and redemptions of shares. Frequent purchases and redemptions of mutual fund shares may interfere with the efficient management of a fund's portfolio by its portfolio manager, increase portfolio transaction costs, and have a negative effect on a fund's long-term shareholders. If the Conversion occurs, the Board will need to approve and implement policies and procedures that are intended to discourage and prevent excessive trading of Fund shares and market timing abuses through the use of various surveillance techniques.

Certain Effects of the Conversion on the Fund

In addition to the inherent characteristics of open-end funds described above, the Conversion potentially would have the consequences described below.

Decrease in Asset Size and Potential Increase in Expense Ratio. Conversion to an open-end fund would require the Fund to redeem its Preferred Stock, and thereby decrease the total asset size of the Fund by $186,000,000. In addition, the Conversion would raise the possibility of the Fund suffering substantial redemptions of shares of its Common Stock, particularly in the period immediately following the Conversion, although the redemption fee of 1.00% described below may reduce the number of initial redemptions that would otherwise occur. Unless the Fund's distributor was able to generate sales of new shares sufficient to offset these redemptions and the redemption of the Preferred Stock, the asset size of the Fund would shrink by over one-third. Because certain of the Fund's operating expenses are fixed or substantially fixed, such a decrease in the Fund's asset size would likely increase the ratio of its operating expenses to its income and net assets and thereby decrease the Fund's net income available for dividends. Such a decrease in asset size also would result in a reduction in the amount of fees paid to The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser.

Portfolio Management. The capitalization of an open-end fund fluctuates depending upon whether it experiences net sales or net redemptions of its shares. Most open-end funds maintain reserves of cash or cash equivalents in order to meet net redemptions as they arise. Because closed-end funds do not have to meet redemptions, their level of cash reserves depends primarily on the investment adviser's perception of market conditions and on decisions to use fund assets to repurchase shares. The larger reserves of cash or cash equivalents required to operate prudently as an open-end fund when net redemptions are anticipated could reduce the Fund's investment flexibility and the scope of its investment opportunities. As an open-end fund, the Fund may have to sell portfolio securities in order to accommodate the need for larger reserves of cash or cash equivalents, and such sales could occur under unfavorable market conditions. While the Fund is a closed-end fund, however, Dreyfus is not required to liquidate portfolio holdings at inopportune times, and can manage the Fund's portfolio with a greater emphasis on long-term considerations.

As part of the Conversion, the Fund would be required to redeem in cash, through the sale of portfolio securities, $186,000,000 aggregate par value of Preferred Stock. Such sale could occur under unfavorable market conditions adversely effecting the net asset value per share of the Fund's Common Stock. Moreover, if the Fund were to experience substantial redemptions of its shares of common stock following the Conversion, it would likely be required to sell portfolio securities and incur increased transaction costs in order to raise cash to meet such redemptions.

Currently, the Fund is not limited as to the amount of its assets which may be invested in illiquid securities. If the Conversion is approve, the Fund would not be permitted to have more than 15% of the value of its net assets invested in illiquid securities. As of [March 31], 2009, [none of the Fund's net assets were invested in illiquid securities.]

Minimum Investment and Involuntary Redemptions. If the Conversion is approved, the Fund will adopt requirements that an initial investment in its shares and any subsequent investment must be in a specified minimum amount, in order to reduce the administrative burdens and costs incurred in monitoring numerous small accounts. The Fund expects that the minimum initial investment requirement will be $[1,000] and the minimum subsequent investment requirement will be $[100]. The Fund also would reserve the right to redeem, upon notice, the shares of any stockholder whose account has a net asset value of less than $[500].

Conversion Costs. Conversion would involve legal and other expenses to the Fund, estimated to be approximately $[______]. Based on the Fund's total assets as of [March 31], 2009 and its expenses for the first [four] months of fiscal year 2009 on an annualized basis, it currently is anticipated that Conversion costs would increase the Fund's expense ratio by approximately [__]% in the year of Conversion.

Measures to be Adopted to Convert the Fund to an Open-End Fund

To effect the Conversion, the Fund's stockholders must approve changing the Fund's subclassification under the 1940 Act from a closed-end management investment company to an open-end management investment company. In connection therewith, the Fund would have to amend and restate its Articles of Incorporation, and the Board believes it would then be appropriate to change certain of the Fund's fundamental investment policies and restrictions.

Amending and Restating the Fund's Articles of Incorporation. To operate as an open-end fund, the Fund will be required to amend its Articles of Incorporation, as amended to date (the "Charter"), to authorize the issuance of redeemable securities at net asset value and to provide that its outstanding common stock will be redeemable at the option of stockholders. Other amendments to the Charter include declassifying the Fund's Board, as described below. The Charter also would be amended to remove other provisions applicable only to closed-end funds and to include provisions commonly found in the charters of other open-end funds in the Dreyfus Family of Funds, as described below. Under Maryland General Corporation Law, charter amendments must be declared "advisable" by the board. Although the Fund's Board of Directors does not favor Proposal 1, if the Conversion is approved by stockholders, the Fund's Board then would deem it advisable to amend the Fund's Charter. A copy of the proposed Amended and Restated Articles of Incorporation, in the form approved by the Fund's Board of Directors, is attached to this proxy statement as Exhibit A.

Declassified Board. The Fund's Charter would be amended to declassify the Fund's Board of Directors. Currently, the Fund's Charter provides that the Board of Directors be divided into three classes of Directors. Each Director serves for three years with one class being elected each year. The classified Board was intended, in part, to reduce the Fund's vulnerability to an unsolicited takeover proposal or similar action that does not contemplate an acquisition of all outstanding voting stock of the Fund by making it more difficult and time-consuming to change majority control of the Board of Directors without its consent. However, unlike the vote required to approve the Conversion, which is a majority of the outstanding voting securities of the Fund, voting together as a single class, and a majority vote of the outstanding shares of the Fund's Preferred Stock voting as a separate class, the affirmative vote of the holders of at least 75% of the outstanding shares of the Fund is required to declassify the Fund's Board. Consequently, if the Conversion is approved by the holders of a majority, but less than 75%, of the outstanding voting securities of the Fund, voting together as a single class, and a majority vote of the outstanding shares of the Fund's Preferred Stock voting as a separate class, the Fund would operate as an open-end fund with a classified Board.

Issuance of Additional Classes of Shares. The Fund's Charter currently provides for the issuance of one class of shares of common stock with each share representing an equal proportionate interest in the Fund. If the Fund's stockholders approve the Conversion, the Fund's Board of Directors recommends that the Fund's Charter be amended to authorize the issuance of additional classes of shares of common stock having such preferences or special or relative rights and privileges as the Directors may determine, to the extent permitted under the 1940 Act.

The purpose of the amendment would be to permit the Fund to take advantage of alternative methods of selling Fund shares. The Board of Directors believes that providing investors with alternative methods of purchasing Fund shares, if it is operated as an open-end fund, would (i) enable investors to choose the purchase method which best suits their individual situation, thereby encouraging current common stockholders to make additional investments in the Fund and attempting to attract new investors and assets to the Fund, thus benefiting stockholders by increasing investment flexibility for the Fund and potentially reducing operating expense ratios as a result of economies of scale; (ii) facilitate distribution of the Fund's shares; and (iii) maintain the competitive position of the Fund in relation to other open-end funds that have implemented or are seeking to implement similar distribution arrangements. As described below, the classes most likely would differ principally in the method of offering shares to investors (e.g., pursuant to a front-end sales load or contingent deferred sales charge and/or Rule 12b-1 distribution plan or non-Rule 12b-1 shareholder services plan).

Changing Certain Fundamental Investment Policies. The Fund's investment objective, which is to maximize current income exempt from Federal income tax to the extent consistent with the preservation of capital, will remain unchanged if the Conversion is approved. The Fund's investment objective, its policy to invest at least 80% of its net assets in municipal obligations and certain of the Fund's investment restrictions have been adopted by the Fund as fundamental policies that cannot be changed without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, voting together as a single class, and of the Fund's outstanding shares of Preferred Stock, voting as a separate class. All other investment policies or practices are considered by the Fund not to be fundamental and accordingly may be changed by a vote of the Fund's Board of Directors without stockholder approval.

The 1940 Act requires that a relatively limited number of investment policies and restrictions be designated as fundamental policies that cannot be changed without stockholder approval. Certain of the Fund's fundamental investment policies and restrictions are proposed to be amended, as described below. These amendments are necessitated by certain requirements for open-end funds under the 1940 Act and will standardize certain provisions of the Fund's investment restrictions with those of other similar open-end funds in the Dreyfus Family of Funds. In addition, the Board recommends that certain of these investment restrictions be made non-fundamental investment policies as described below. Dreyfus does not anticipate that these amendments will change materially the current investment practices of the Fund.

As proposed to be amended, the investment restrictions of the Fund as an open-end fund are set forth on Exhibit B hereto. The current investment restrictions of the Fund are set forth on Exhibit C hereto. Stockholders are urged to review the complete text of the current investment restrictions of the Fund and the proposed investment restrictions of the Fund as an open-end fund.

Specific changes include deleting investment restriction number 1 which unduly restricts the Fund's portfolio management policies. The Fund, as a fundamental policy, would continue to invest, under normal market conditions, at least 80% of its net assets in municipal obligations.

Changing investment restriction number 3, which is a fundamental policy and relates to pledging, mortgaging or hypothecating the Fund's assets, to a non-fundamental policy. As an open-end fund, this investment restriction would be a non-fundamental policy of the Fund and may be changed by vote of the Directors without further stockholder approval.

Investment restriction number 4 limits the ability of the Fund to sell securities short or purchase securities on margin, except for such short-term credits as are necessary for the clearance of transactions. The restriction makes clear that margin deposits in connection with transactions in currencies, options, futures and options on futures do not constitute purchasing securities on margin. As an open-end fund, the Fund would be permitted to engage in short sales. Short sales are transactions in which the Fund sells a security it does not own in anticipation of a decline in the market value of that security. The Fund would incur a loss as a result of a short sale if the price of the security increases between the date of the short sale and the date on which the Fund replaces the borrowed security.

Investment restriction number 5, which prohibits the Fund from acting as an underwriter, would be revised to clarify that the Fund may bid separately or as part of a group for the purchase of municipal bonds directly from an issuer for its own portfolio to take advantage of the lower purchase price available.

Investment restriction number 6, which prohibits the Fund from purchasing, holding or dealing in real estate or oil and gas interests, except that the Fund may purchase and sell securities that are secured by real estate, would be revised to permit the Fund to also purchase and sell securities that are issued by companies that invest or deal in real estate or real estate investment trusts and acquire and hold real estate or interests therein through exercising rights or remedies with regard to such securities.

Investment restriction number 7, which prohibits the Fund from investing in commodities, except that the Fund may purchase and sell futures contracts, including those relating to indexes, and options on futures contracts or indexes, would be changed to clarify that the Fund is prohibited from investing in physical commodities, but may enter into swap agreements and other derivative instruments.

Investment restriction number 8 limits the ability of the Fund to lend its portfolio securities in an amount not to exceed 30% of the value of its total assets. Investment restriction number 8, as revised, would permit the Fund to lend its portfolio securities to the extent permitted under the 1940 which currently limits such loans to no more than 33-1/3% of the value of the Fund's total assets.

Investment restriction number 9 limits the ability of the Fund to issue senior securities other than shares of preferred stock and as otherwise permitted in investment restriction numbers 2, 3, 4 and 7. If the Conversion is approved, the Fund would not be permitted to maintain its Preferred Stock or issue new shares of preferred stock. The 1940 Act prohibits an open-end fund from issuing senior securities except that a fund may borrow money in amounts of up to 33-1/3% of the fund's total assets from banks for any purpose. A fund also may borrow up to 5% of the fund's total assets from banks or other lenders for temporary or emergency purposes, and these borrowings are not considered senior securities.

Investment restriction number 12 limits the ability of the Fund to invest in other investment companies. Until recently, the 1940 Act limited these investments to relatively small percentages of fund assets unless a "master-feeder" or "fund-of-funds" structure was utilized. Outside of the "master-feeder" and "fund-of-funds" structures and subject to certain other exceptions, the 1940 Act limited a fund's investments in a single investment company to 3% of the purchased investment company's outstanding voting stock and to 5% of the fund's total assets and caps a fund's investments in all investment companies at 10% of the fund's total assets. Since the Fund was established in 1989, a number of rule changes now permit funds to invest an unlimited portion of their assets in certain affiliated investment companies though investments in unaffiliated investment companies are still subject to certain limitations. If the Conversion is approved, the Fund would be permitted to invest as a non-fundamental policy in other investment companies to the extent permitted by the 1940 Act.

As a closed-end fund, the Fund may invest without limitation in illiquid securities, including repurchase agreements providing for settlement in more than seven days after notice, provided such investments are consistent with the Fund's investment objective. As an open-end fund, the Fund would adopt a non-fundamental policy limiting its ability to purchase illiquid securities, including such repurchase agreements, to 15% of the value of its net assets.

Other Measures Undertaken in Connection with the Conversion. In addition to amending and restating the Fund's Charter and approving changes to certain of the Fund's fundamental investment restrictions, the Fund's Board would undertake, without the approval of the Fund's stockholders, certain other measures in connection with the Conversion.

Redemption of Preferred Stock. Conversion to an open-end fund would require the Fund to redeem its Preferred Stock, as open-end funds are not permitted to issue senior securities under Section 18 of the 1940 Act, except as described above.

Amendment to Investment Advisory Agreement. If Proposal 1 is approved, the Fund's Investment Advisory Agreement with Dreyfus would be amended to delete certain expenses payable by the Fund which are inapplicable to an open-end investment company, such as those relating to listing the Fund's common stock on the NYSE, offering preferred stock and administering the Fund's DRIP.

Multiple Share Classes; Distribution and Underwriting. If Proposal 1 is approved, the Board currently anticipates that the Fund would offer three classes of shares: Class A, Class C and Class I shares. Common stockholders of the Fund would receive, in exchange for their existing Fund shares, a number of Class A shares equal in value to the net asset value of their existing Fund shares held immediately prior to the Conversion. These Class A shares would not be subject to any front-end sales load, contingent deferred sales charge or Rule 12b-1 distribution plan charges, but would be subject to an annual shareholder services fee as described below. It is contemplated that all other Class A shares would be subject to a front-end sales load and the annual shareholder services fee (including future purchases by existing Fund common stockholders). Class C shares would be subject to a contingent deferred sales charge of 1.00% imposed on redemptions within one year of purchase. Class C shares also would be subject to annual distribution and shareholder services fees as described below. Class I shares, which currently are anticipated to be available only to certain investors, would not be subject to any front-end sales load, contingent deferred sales charge or distribution or shareholder services fee.

Each class of Fund shares would represent an identical interest in the Fund's portfolio and would participate on an equal proportionate basis in the investment income and realized and unrealized gains and losses on portfolio investments. All classes of shares would vote together as a single class at meetings of stockholders except that shares of a class which were affected by any matter in a manner materially different from shares of other classes would vote as a separate class and holders of shares of a class not affected by a matter would not vote on that matter.

Because shares of an open-end fund are offered to the public on a continuous basis, the Fund's Board anticipates entering into a distribution agreement (the "Distribution Agreement"), subject to stockholder approval of Proposal 1. The principal underwriter for open-end funds in the Dreyfus Family of Funds currently is MBSC Securities Corporation ("MBSC"), a wholly owned subsidiary of Dreyfus. Pursuant to the Distribution Agreement, Fund shares would be offered and sold directly by MBSC and other broker-dealers which have entered into selling agreements with MBSC. There is no assurance, however, that MBSC or any such broker-dealer would be able to generate sufficient sales of Fund shares to offset redemptions, particularly during the initial months following the Conversion.

If the Conversion is approved, the Fund intends to adopt a distribution plan pursuant to Rule 12b-1 under the 1940 Act (the "Distribution Plan") to finance the distribution of Class C shares. Under the Distribution Plan, the Fund may pay MBSC a fee of up to 0.75% of the value of its average daily net assets attributable to Class C shares for financing the sale and distribution of the Fund's Class C shares. Class A and Class I shares would not be subject to any distribution fees.

In addition, if the Conversion is approved, the Fund will adopt a Shareholder Services Plan with respect to its Class A and Class C shares, pursuant to which the Fund would pay MBSC for the provision of certain services to the holders of its Class A and Class C shares a fee at an annual rate of 0.25% of the value of the average daily net assets of each such Class. The Shareholder Services Plan is not a plan adopted pursuant to Rule 12b-1 under the 1940 Act and, as such, is not subject to stockholder approval. Class I shares would not be subject to any shareholder services fees.

Redemption Fee. In an attempt to reduce the number of redemptions of Fund shares immediately following the Conversion (thereby reducing possible disruption of the Fund's ordinary portfolio management), and to offset transaction and other costs caused by such redemptions, for a period of 12 months following the Conversion, the Fund will impose a fee payable to the Fund of 1.00% of all redemption proceeds.

Timing. If the stockholders approve Proposal 1, a number of steps will be required to implement the conversion of the Fund to an open-end fund, including the preparation, filing and effectiveness of a registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offering of the Fund's shares and the negotiation and execution of a new or amended agreement with its transfer agent. It is anticipated that the Conversion would become effective within approximately [six months] following a vote approving Proposal 1. The amendments to the Fund's Charter and fundamental investment policies would become effective simultaneously with the effectiveness under the 1933 Act of the registration statement referred to above.

Required Vote and Directors' Recommendation

Approval of Proposal 1, which includes changing the Fund's subclassification from a closed-end management investment company to an open-end management investment company, amending and restating the Fund's Charter and changing certain of the Fund's fundamental investment policies and restrictions requires the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the Fund's outstanding voting securities, voting together as a single class, and of the Fund's outstanding shares of Preferred Stock, voting as a separate class. For purposes of the 1940 Act, "majority" means (a) 67% or more of the Fund's outstanding voting securities present at a meeting, if the holders of more than 50% of the Fund's outstanding voting securities are present in person or by proxy, or (b) more than 50% of the Fund's outstanding voting securities, whichever is less. The affirmative vote of the holders of at least 75% of the outstanding shares of the Fund is required to declassify the Fund's Board.

FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS, ALL OF WHOM ARE "NONINTERESTED" DIRECTORS, DOES NOT FAVOR PROPOSAL 1.

PROPOSAL 2: ELECTION OF DIRECTORS

(a) The Fund's Board of Directors is divided into three classes with the term of office of one class expiring each year. If Proposal 1 is not approved by the required stockholder vote, it will be proposed that stockholders of the Fund elect four Class I Directors to serve for three-year terms and until their respective successors are duly elected and qualified. The individual nominees to be proposed for election are listed below as "Class I" Directors. Under the terms of the Fund's Charter, holders of the APS voting as a single class are entitled, to the exclusion of holders of the Common Stock, to elect two directors of the Fund. As such Directors, the APS holders elected Robin A. Melvin in June 2007 as a Class II Director whose term expires in 2010 and John E. Zuccotti in May 2008 as a Class III Director whose term expires in 2011. There are no APS designees proposed for election at this meeting.

Holders of Common Stock and APS will vote together as a single class with respect to the election of Class I Directors of the Fund.

(b) If, however, Proposal 1 is approved by the holders of at least 75% of the outstanding shares of the Fund, the Fund's Board would be declassified and it would be proposed that stockholders of the Fund elect each person who is currently a Board member, regardless of class, to hold office for a term of unlimited duration and until their successors are duly elected and qualified.

If Proposal 1 is not approved by the holders of at least 75% of the outstanding shares of the Fund, only the proposal in paragraph (a) above would be presented at the Meeting. If Proposal 1 is approved by the holders of at least 75% of the outstanding shares of the Fund, only the proposal in paragraph (b) above would be presented at the Meeting.

The individual nominees under paragraph (a) and (b) above (the "Nominees") currently serve as Directors of the Fund. Each Nominee was nominated by the Fund's nominating committee and has consented to being named in this proxy statement and has agreed to continue to serve as a Director of the Fund if elected. Biographical information about each Nominee is set forth below. Information on each Nominee's ownership of Fund shares and other relevant information is set forth on Exhibit D.

The persons named as proxies on the accompanying proxy card(s) intend to vote each such proxy for the election of the Nominees, unless stockholders specifically indicate on their proxies the desire to withhold authority to vote for elections to office. It is not contemplated that any Nominee will be unable to serve as a Director for any reason, but if that should occur prior to the Meeting, the proxyholders reserve the right to substitute another person or persons of their choice as nominee or nominees.

None of the Nominees are "interested persons" of the Fund, as defined in the 1940 Act. As independent directors of investment companies, they play a critical role in overseeing fund operations and policing potential conflicts of interest between the fund and its investment adviser, Dreyfus, and other service providers.

The following table presents information about the Nominees including their principal occupations and other board memberships and affiliations. The address of each Nominee is 200 Park Avenue, New York, New York 10166.

Information Regarding Nominees

Name (Age) of Nominee Position with Fund (Since)	Principal Occupation During Past 5 Years	Other Board Memberships and Affiliations

Joseph S. DiMartino (65) Chairman of the Board and Class I Director (1995)	Corporate Director and Trustee

The Muscular Dystrophy Association, Director

CBIZ (formerly, Century Business Services, Inc.), a provider of outsourcing functions for small and medium size companies, Director

The Newark Group, a provider of a national market of paper recovery facilities, paperboard mills and paperboard converting plants, Director

Sunair Services Corporation, a provider of certain outdoor-related services to homes and businesses, Director

William Hodding Carter III (73) Class I Director (1989)

Professor of Leadership & Public Policy, University of North Carolina, Chapel Hill (January 1, 2006 – present)

President and Chief Executive Officer of the John S. and James L. Knight Foundation (February 1, 1998 – February 1, 2006)

The Century Foundation, a tax-exempt research foundation, Emeritus Director The Enterprise Corporation of the Delta, a non-profit economic development organization, Director

Richard C. Leone (68) Class I Director (1989)	President of The Century Foundation (formerly, The Twentieth Century Fund, Inc.), a tax exempt research foundation engaged in the study of economic, foreign policy and domestic issues	The American Prospect, Director Center for American Progress, Director

Joni Evans (66) Class I Director (2007)	Chief Executive Officer, www.wowOwow.com, an online community dedicated to women's conversations and publications Principal, Joni Evans Ltd. Senior Vice President of the William Morris Agency (2005)	None

Gordon J. Davis (67) Class II Director (2006)	Partner in the law firm of Dewey & LeBoeuf LLP President, Lincoln Center for The Performing Arts, Inc. (2001)	Consolidated Edison, Inc., a utility company, Director Phoenix Companies, Inc., a life insurance company, Director Board Member/Trustee for several not-for-profit groups

Ehud Houminer (68) Class II Director (1994)	Executive-in-Residence at the Columbia Business School, Columbia University	Avnet Inc., an electronics distributor, Director International Advisory Board to the MBA Program School of Management, Ben Gurion University, Chairman

Robin A. Melvin (45) APS Designee Class II Director (1995)

Director, Boisi Family foundation, a private family foundation that supports youth-serving organizations that promote the self sufficiency of youth from disadvantaged circumstances

Senior Vice President, Mentor, a national non-profit youth mentoring organization (2005)

None

David W. Burke (72) Class III Director (1994)	Corporate Director and Trustee	John F. Kennedy Library Foundation, Director

Hans C. Mautner (71) Class III Director (1989)

President – International Division and an Advisory Director of Simon Property Group, a real estate investment company (1998 – present)

Director and Vice Chairman of Simon Property Group (1998 – 2003)

Chairman and Chief Executive Officer of Simon Global Limited, a real estate company (1999 – present)

Capital and Regional PLC, a British co-investing real estate asset manager, Director

Burton N. Wallack (57) Class III Director (2006)	President and Co-owner of Wallack Management Company, a real estate management company	None

John E. Zuccotti (70) APS Designee Class III Director (1989)	Chairman of Brookfield Financial Properties, Inc. Senior Counsel of Weil, Gotshal & Manges, LLP Chairman of the Real Estate Board of New York	Emigrant Savings Bank, Director Wellpoint, Inc., Director Columbia University, Trustee Doris Duke Charitable Foundation, Trustee

The Fund has standing audit, nominating and compensation committees, each comprised of its Directors who are not "interested persons" of the Fund, as defined in the 1940 Act. The function of the audit committee is (1) to oversee the Fund's accounting and financial reporting processes and the audits of the Fund's financial statements and (2) to assist in the Board of Directors' oversight of the integrity of the Fund's financial statements, the Fund's compliance with legal and regulatory requirements and the qualifications, independence and performance of the Fund's independent registered public accounting firm. A copy of the Fund's Audit Committee Charter, which describes the audit committee's purposes, duties and powers, was attached as an exhibit to the proxy statement dated April 11, 2007 and is available at www.dreyfus.com.

The Fund's nominating committee is responsible for selecting and nominating persons as members of the Board of Directors for election or appointment by the Board and for election by stockholders. Each nominating committee member is "independent" as defined by the NYSE. A copy of the Fund's Nominating Committee Charter and Procedures (the "Nominating Committee Charter") is not available on the Fund's or Dreyfus' website, but was attached as an exhibit to the proxy statement dated April 11, 2007. In evaluating potential nominees, including any nominees recommended by stockholders, the committee takes into consideration the factors listed in the Nominating Committee Charter, including character and integrity, business and professional experience, and whether the committee believes the person has the ability to apply sound and independent business judgment and would act in the interest of the Fund and its stockholders. The committee will consider recommendations for nominees from stockholders submitted to the Secretary of the Fund, c/o The Dreyfus Corporation Legal Department, 200 Park Avenue, 8th Floor, New York, New York 10166, and including information regarding the recommended nominee as specified in the Nominating Committee Charter.

The function of the compensation committee is to establish the appropriate compensation for serving on the Board. The Fund also has a standing pricing committee, comprised of any one Director. The function of the pricing committee is to assist in valuing the Fund's investments.

The Fund's audit committee met 5 times and its nominating committee met once during the Fund's fiscal year ended November 30, 2008. The Fund's compensation and pricing committees did not meet during the Fund's last fiscal year.

Each Nominee also serves as a director of other funds in the Dreyfus fund complex. Annual retainer fees and meeting attendance fees are allocated among the Fund and those other funds on the basis of net assets, with the Chairman of the Board of the Fund, Joseph S. DiMartino, receiving an additional 25% of such compensation. The Fund reimburses Directors for their expenses. Emeritus Directors, if any, are entitled to receive an annual retainer of one-half the amount paid as a retainer at the time the Director became Emeritus and a per meeting attended fee of one-half the amount paid to Directors. The Fund had no Emeritus Directors as of the date of this proxy statement. The Fund does not have a bonus, pension, profit-sharing or retirement plan.

The aggregate amount of compensation paid to each Nominee by the Fund for its fiscal year ended November 30, 2008, and the aggregate amount of compensation paid to each such Nominee by all funds in the Dreyfus Family of Funds for which such Nominee was a Board member (the number of portfolios of such funds is set forth in parenthesis next to each Nominee's total compensation) during the year ended December 31, 2008, was as follows: start here

Name of Nominee	Aggregate Compensation from the Fund*	Total Compensation from the Fund and Fund Complex Paid to Nominees(**)
Joseph S. DiMartino	$6,515	$873,275	(191)
David W. Burke	$4,807	$390,000	(97)
Hodding Carter, III	$5,150	$84,000	(28)
Gordon J. Davis	$5,181	$136,000	(42)
Joni Evans	$4,774	$77,500	(28)
Ehud Houminer	$4,805	$224,500	(69)
Richard C. Leone	$4,807	$78,500	(28)
Hans C. Mautner	$4,776	$64,500	(28)
Robin A. Melvin	$5,181	$84,000	(28)
Burton N. Wallack	$5,212	$85,000	(28)
John E. Zuccotti	$5,181	$84,500	(28)

________________________________________________________

*   Amount does not include the cost of office space, secretarial services and health benefits for the Chairman and expenses reimbursed to Directors for attending Board meetings, which in the aggregate amounted to $4,927.

** Represents the number of separate portfolios comprising the investment companies in the fund complex, including the Funds, for which the Nominee served as a Board member.

For the Fund's most recent fiscal year, the number of Board meetings held are set forth on Exhibit D. Certain other information concerning the Nominees and the Fund's officers also is set forth on Exhibit D.

Required Vote

The election of a Nominee for the Fund requires the affirmative vote of a plurality of votes cast at the Meeting for the election of Directors.

ADDITIONAL INFORMATION

Selection of Independent Registered Public Accounting Firm

The 1940 Act requires that each Fund's independent registered public accounting firm (the "independent auditors" or "auditors") be selected by a majority of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Fund. The audit committee has direct responsibility for the appointment, compensation, retention and oversight of the Fund's independent auditors. At a meeting held on November 10, 2008, the Fund's audit committee approved and the Fund's Board, including a majority of those Directors who are not "interested persons" of the Fund, ratified and approved the selection of Ernst & Young LLP ("E&Y") as the independent auditors for the Fund's fiscal year ending November 30, 2009. E&Y, a major international accounting firm, has acted as independent auditors of the Fund since the Fund's organization. After reviewing the Fund's audited financial statements for the fiscal year ended November 30, 2008, the Fund's audit committee recommended to the Fund's Board that such statements be included in the Fund's annual report to stockholders. Copies of the audit committee's report for the Fund is attached as Exhibit E to this proxy statement.

Independent Auditor Fees and Services

The following chart reflects fees paid to E&Y in the Fund's last two fiscal years. For Service Affiliates (i.e., Dreyfus and any entity controlling, controlled by or under common control with Dreyfus that provides ongoing services to the relevant Fund), such fees represent only those fees that required pre-approval by the audit committee. All services provided by E&Y were pre-approved as required.

	Fund[1]	Service Affiliate[1]
Audit Fees	$36,008/$37,088	N/A
Audited-Related Fees[2]	$42,410/$29,474	$0/$0
Tax Fees[3]	$2,541/$3,273	$0/$0
All Other Fees	$0/$226	$0/$0
Aggregate Non-Audit Fees	$0/$0	$1,890,737/$9,452,992

_________________________________________________________

1 For the Fund's fiscal years ended November 30, 2007/November 30, 2008.

2 Services to the Fund consisted of (i) agreed-upon procedures related to compliance with basic maintenance requirements for auction preferred stock; and (ii) security counts required by Rule 17f-2 under the 1940 Act.

3 Services to the Fund consisted of (i) review or preparation of U.S. federal, state, local and excise tax returns; (ii) U.S. federal, state and local tax planning, advice and assistance regarding statutory, regulatory or administrative developments; and (iii) tax advice regarding tax qualification matters and/or treatment of various financial instruments held or proposed to be acquired or held.

Audit Committee Pre-Approval Policies and Procedures. The Fund's audit committee has established policies and procedures (the "Policy") for pre-approval (within specified fee limits) of E&Y's engagements for non-audit services to the Fund and Service Affiliates without specific case-by-case consideration. Pre-approval considerations include whether the proposed services are compatible with maintaining E&Y's independence. Pre-approvals pursuant to the Policy are considered annually.

Auditor Independence. The Fund's audit committee has considered whether the provision of non-audit services that were rendered to Service Affiliates which did not require pre-approval are compatible with maintaining E&Y's independence.

A representative of E&Y is expected to be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

Service Providers

Dreyfus, located at 200 Park Avenue, New York, New York 10166, serves as the Fund's investment adviser.

The Bank of New York Mellon, an affiliate of Dreyfus, located at One Wall Street, New York, NY 10166, acts as Custodian for the assets of the Fund. PFPC Inc., located at 101 Federal Street, Boston, MA 02110, acts as the Fund's Transfer Agent, Dividend-Paying Agent and Registrar.

Voting Information

To vote, please complete, date and sign the enclosed proxy card and mail it in the enclosed, postage-paid envelope.

The Fund will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally or by telephone, and the Fund may pay persons holding shares of the Fund in their names or those of their nominees for their expenses in sending soliciting materials to their principals. Authorizations to execute proxies may be obtained by fax, or by telephonic instructions in accordance with procedures designed to authenticate the stockholder's identity. In all cases where a telephonic proxy is solicited, the stockholder will be asked to provide or confirm certain identifiable information and to confirm that the stockholder has received the Fund's proxy statement and proxy card in the mail. Within 72 hours of receiving a stockholder's solicited telephonic voting instructions, a confirmation will be sent to the stockholder to ensure that the vote has been taken in accordance with the stockholder's instructions and to provide a telephone number to call immediately if the stockholder's instructions are not correctly reflected in the confirmation. Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon, and if no voting instructions are given, shares will be voted "AGAINST" Proposal 1 and "FOR" Proposal 2.

If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote shares of the Fund on a particular matter with respect to which the broker or nominee does not have discretionary power) or marked with an abstention (collectively, "abstentions"), the Fund's shares represented thereby will be considered to be present at the meeting for purposes of determining the existence of a quorum for the transaction of business. Under Maryland law, abstentions do not constitute a vote "for" or "against" a matter and will be disregarded in determining "votes cast" on an issue. Thus, abstentions will have the effect of a "no" vote for the purpose of obtaining requisite approval for Proposal 1.

OTHER MATTERS

The Fund's Board is not aware of any other matter which may come before the meeting. However, should any such matter properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matter.

Proposals that stockholders wish to include in the Fund's proxy statement for the Fund's next Annual Meeting of Stockholders must be sent to and received by the Fund no later than January 14, 2010 at the principal executive offices of the Fund at 200 Park Avenue, New York, New York 10166, Attention: Secretary of the Fund. The date after which notice of a stockholder proposal is considered untimely, except as otherwise permitted under applicable law, is March 30, 2010.

Stockholders who wish to communicate with Directors should send communications to the attention of the Secretary of the Fund, 200 Park Avenue, New York, New York 10166, and communications will be directed to the Director or Directors indicated in the communication or, if no Director or Directors are indicated, to the Chairman of the Board of Directors.

NOTICE TO BANKS, BROKER/DEALERS AND VOTING TRUSTEES AND THEIR
NOMINEES

Please advise Dreyfus Strategic Municipal Bond Fund, Inc., in care of PFPC Global Fund Services, P.O. Box 43027, Providence, RI 02940-3027, whether other persons are the beneficial owners of the shares for which proxies are being solicited, and if so, the number of copies of the proxy statement and other soliciting material you wish to receive in order to supply copies to the beneficial owners of shares.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,
STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE
URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN
THE ENCLOSED STAMPED ENVELOPE.

Dated: May 7, 2009

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC., a Maryland corporation, having its principal office in the City of Baltimore (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The Corporation hereby amends and restates its Articles of Incorporation as follows:

SECOND:	The name of the Corporation is Dreyfus Strategic Municipal Bond Fund, Inc.

THIRD:	The Corporation is formed for the following purpose or purposes:

(a)       to conduct, operate and carry on the business of an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

(b)       to subscribe for, invest in, reinvest in, purchase or otherwise acquire, hold, pledge, sell, assign, transfer, lend, write options on, exchange, distribute or otherwise dispose of and deal in and with securities of every nature, kind, character, type and form, including without limitation of the generality of the foregoing, all types of stocks, shares, futures contracts, bonds, debentures, notes, bills and other negotiable or non-negotiable instruments, obligations, evidences of interest, certificates of interest, certificates of participation, certificates, interests, evidences of ownership, guarantees, warrants, options or evidences of indebtedness issued or created by or guaranteed as to principal and interest by any state or local government or any agency or instrumentality thereof, by the United States Government or any agency, instrumentality, territory, district or possession thereof, by any foreign government or any agency, instrumentality, territory, district or possession thereof, by any corporation organized under the laws of any state, the United States or any territory or possession thereof or under the laws of any foreign country, bank certificates of deposit, bank time deposits, bankers’ acceptances and commercial paper; to pay for the same in cash or by the issue of stock, including treasury stock, bonds or notes of the Corporation or otherwise; and to exercise any and all rights, powers and privileges of ownership or interest in respect of any and all such investments of every kind and description, including without limitation, the right to consent and otherwise act with respect thereto, with power to designate one or more persons, firms, associations or corporations to exercise any of said rights, powers and privileges in respect of any said instruments;

(c)       to borrow money or otherwise obtain credit and to secure the same by mortgaging, pledging or otherwise subjecting as security the assets of the Corporation;

(d)       to issue, sell, repurchase, redeem, retire, cancel, acquire, hold, resell, reissue, dispose of, transfer, and otherwise deal in, shares of stock of the Corporation, including shares of stock of the Corporation in fractional denominations, and to apply to any such repurchase, redemption, retirement, cancellation or acquisition of shares of stock of the Corporation any funds or property of the Corporation whether capital or surplus or otherwise, to the full extent now or hereafter permitted by the laws of the State of Maryland;

(e)        to conduct its business, promote its purposes and carry on its operations in any and all of its branches and maintain offices both within and without the State of Maryland, in any States of the United States of America, in the District of Columbia and in any other parts of the world; and

(f)       to do all and everything necessary, suitable, convenient, or proper for the conduct, promotion and attainment of any of the businesses and purposes herein specified or which at any time may be incidental thereto or may appear conducive to or expedient for the accomplishment of any of such businesses and purposes and which might be engaged in or carried on by a corporation incorporated or organized under the Maryland General Corporation Law, and to have and exercise all of the powers conferred by the laws of the State of Maryland upon corporations incorporated or organized under the Maryland General Corporation Law.

The foregoing provisions of this Article THIRD shall be construed both as purposes and powers and each as an independent purpose and power. The foregoing enumeration of specific purposes and powers shall not be held to limit or restrict in any manner the purposes and powers of the Corporation, and the purposes and powers herein specified shall, except when otherwise provided in this Article THIRD, be in no wise limited or restricted by reference to, or inference from, the terms of any provision of this or any other Article of these Articles of Incorporation; provided, that the Corporation shall not conduct any business, promote any purpose, or exercise any power or privilege within or without the State of Maryland which, under the laws thereof, the Corporation may not lawfully conduct, promote, or exercise.

FOURTH:	The post office address of the principal office of the Corporation within the State of
Maryland, and of the resident agent of the Corporation within the State of Maryland, is The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

FIFTH:

(1)	The total number of shares of stock which the Corporation has authority to issue is six hundred million (600,000,000) shares of Common Stock, all of which are of a par value of one tenth of one cent ($.001) each. Two hundred million (200,000,000) of the authorized but unissued shares of Common Stock are classified as Class A Common Stock, two hundred million (200,000,000) of the authorized but unissued shares of Common Stock are classified as Class C Common Stock, and two hundred million (200,000,000) of the authorized but unissued shares of Common Stock are classified as Class I Common Stock.

(2)       The aggregate par value of all the authorized shares of stock is six hundred thousand dollars ($600,000).

(3)       The Board of Directors of the Corporation is authorized, from time to time, to fix the price or the minimum price or the consideration or minimum consideration for, and to authorize the issuance and sale of, the shares of stock of the Corporation.

(4)       The Board of Directors of the Corporation is authorized, from time to time, to further classify or to reclassify, as the case may be, any unissued shares of stock of the Corporation by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of the stock.

(5)       The Board of Directors of the Corporation may exchange, convert, purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue or cancel shares of any class of stock from time to time (all without the vote or consent of the stockholders to the extent permitted by law).

(6)       Subject to the power of the Board of Directors to reclassify unissued shares, the shares of each class of stock of the Corporation shall have the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption:

(a)       (i)        All consideration received by the Corporation for the issuance or sale of shares together with all income, earnings, profits and proceeds thereof, shall irrevocably belong to such class for all purposes, subject only to the rights of creditors, and are herein referred to as “assets belonging to” such class.

            (ii)       The assets belonging to such class shall be charged with the liabilities of the Corporation in respect of such class and with such class’s share of the general liabilities of the Corporation, in the latter case in proportion that the net asset value of such class bears to the net asset value of all classes. The determination of the Board of Directors shall be conclusive as to the allocation of liabilities, including accrued expenses and reserves, to a class.

            (iii)      Dividends or distributions on shares of each class, whether payable in stock or cash, shall be paid only out of earnings, surplus or other assets belonging to such class.

            (iv)      In the event of the liquidation or dissolution of the Corporation, stockholders of each class shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, the assets belonging to such class and the assets so distributable to the stockholders of such class shall be distributed among such stockholders in proportion to the number of shares of such class held by them. In the event that there are any assets available for dissolution that are not attributable to any particular class, such assets shall be allocated among the class in proportion to the net asset values of the respective classes.

            (v)       The issuance of shares of each class of the Corporation’s stock (including fractional shares) shall be subject to such sales charges or other charges payable on such issuance as may be provided under the terms of issuance of such class of shares. The proceeds of the redemption of shares of a class of the Corporation’s stock (including fractional shares) shall be reduced by the amount of any contingent deferred sales charges, liquidation charges or other charges payable on such redemption as may be provided under the terms of issuance of such class of shares.

            (vi)      At such times (which may vary between and among the holders of particular classes of stock) as may be determined by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) in accordance with the 1940 Act and applicable rules and regulations of the Financial Industry Regulatory Authority, Inc. and from time to time reflected in the registration statement of the Corporation (the “Registration Statement”), shares or certain shares of a particular class of stock may be automatically converted into shares of another class of stock based on the relative net asset values of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the Registration Statement. The terms and conditions of such conversion may vary within and among the classes to the extent determined by the Board of Directors (or with the authorization of the Board of Directors) by the officers of the Corporation and set forth in the Registration Statement.

(b)       A class may be invested with one or more other classes in a common investment portfolio. Notwithstanding the provisions of paragraph (5)(a) of this Article FIFTH, if two or more classes are invested in a common investment portfolio, the shares of each such class of stock of the Corporation shall be subject to the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, and, if there are other classes of stock invested in a different investment portfolio, shall also be subject to the provisions of paragraph (5)(a) of this Article FIFTH at the portfolio level as if the classes invested in the common investment portfolio were one class:

(i)        The income and expenses of the investment portfolio shall be allocated among the classes invested in the investment portfolio in accordance with the number of shares outstanding of each such class or as otherwise determined by the Board of Directors.

(ii)       As more fully set forth in this paragraph (5)(b) of Article FIFTH, the liabilities and expenses of the classes invested in the same investment portfolio shall be determined separately from those of each other and, accordingly, the net asset value, the dividends and distributions payable to holders, and the amounts distributable in the event of liquidation of the Corporation to holders of shares of the Corporation’s stock may vary from class to class invested in the same investment portfolio. Except for these differences and certain other differences set forth in this paragraph (5) of Article FIFTH, the classes invested in the same investment portfolio shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

(iii)      The dividends and distributions of investment income and capital gains with respect to the classes invested in the same investment portfolio shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary among the classes invested in the same investment portfolio to reflect differing allocations of the expenses of the Corporation among the classes and any resultant differences between the net asset values per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of the assets and liabilities, investment income and losses, capital gains and losses and expenses of the Corporation among the classes shall be determined by the Board of Directors in a manner that is consistent with Rule 18f-3 under the 1940 Act, as such rule may be amended or superceded from time to time. The determination of the Board of Directors shall be conclusive as to the allocation of investment income and losses, capital gains and losses, expenses and liabilities (including accrued expenses and reserves) and assets to a particular class or classes.

(c)       On each matter submitted to a vote of the stockholders, each holder of a share of stock shall be entitled to one vote for each share standing in his name on the books of the Corporation irrespective of the class thereof. All holders of shares of stock shall vote as a single class except as may otherwise be required by law pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, or except with respect to any matter which affects only one or more classes of stock, in which case only the holders of shares of the class or classes affected shall be entitled to vote. Specifically, and not by way of limitation of the foregoing, the holders of a particular class of the Corporation’s stock shall have (i) exclusive voting rights with respect to provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the 1940 Act (a “Plan”) applicable to such class of stock and (ii) no voting rights with respect to provisions of any Plan applicable to any other class of the Corporation’s stock.

Except as provided above, all provisions of the Articles of Incorporation relating to stock of the Corporation shall apply to shares of, and to the holders of, all classes of stock.

(7)       Notwithstanding any provisions of the Maryland General Corporation Law requiring a greater proportion than a majority of the votes of stockholders entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of a majority of the aggregate number of votes entitled to be cast thereon.

(8)       The presence in person or by proxy of the holders of one-third of the shares of stock of the Corporation entitled to vote (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of one-third of the shares of stock of each class required to vote as a class on the matter shall constitute a quorum.

(9)       The Corporation may issue shares of stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including, without limitation, the right to vote, the right to receive dividends and distributions and the right to participate upon liquidation of the Corporation, but excluding the right to receive a stock certificate evidencing a fractional share.

(10)       No holder of any shares of any class of the Corporation’s stock shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of stock which the Corporation proposes to issue, or any rights or options which the Corporation proposes to issue or to grant for the purchase of shares of any class or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued, or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all of such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any thereof, to any said holder.

(11)        No stockholder shall be entitled to any preemptive right other than as the Board of Directors may establish.

SIXTH:

(1)       The number of directors of the Corporation, until such number shall be increased or decreased pursuant to the by-laws of the Corporation, is eleven. The number of directors shall never be less than the minimum number prescribed by the Maryland General Corporation Law.

(2)       The names of the persons who shall act as directors of the Corporation until the next annual meeting and until their successors are duly chosen and qualify are as follows:

David W. Burke	Richard C. Leone
William Hodding Carter III	Hans C. Mautner
Gordon J. Davis	Robin A. Melvin
Joseph S. DiMartino	Burton N. Wallack
Joni Evans	John E. Zuccotti
Ehud Houminer

(3)       The power to make, alter, and repeal the by-laws of the Corporation shall be vested in the Board of Directors of the Corporation.

(4)       Any determination made in good faith by or pursuant to the direction of the Board of Directors, as to: the amount of the assets, debts, obligations, or liabilities of the Corporation; the amount of any reserves or charges set up and the propriety thereof; the time of or purpose for creating such reserves or charges; the use, alteration or cancellation of any reserves or charges (whether or not any debt, obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged or shall be then or thereafter required to be paid or discharged); the value of any investment or fair value of any other asset of the Corporation; the amount of net investment income; the number of shares of stock outstanding; the estimated expense in connection with purchases or redemptions of the Corporation’s stock; the ability to liquidate investments in orderly fashion; the extent to which it is practicable to deliver a cross-section of the portfolio of the Corporation in payment for any such shares, or as to any other matters relating to the issue, sale, purchase, redemption and/or other acquisition or disposition of investments or shares of the Corporation, or the determination of the net asset value of shares of the Corporation shall be final and conclusive, and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and understanding that any and all such determinations shall be binding as aforesaid.

(5)       In addition to its other powers explicitly or implicitly granted under these Articles of Incorporation, by law or otherwise, the Board of Directors of the Corporation:

(a)        may from time to time determine whether, to what extent, at what times and places, and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of Directors of the Corporation.

(b)       may name or designate any class or series of stock and change the name or designation of any class or series of stock pursuant to the provisions of the Maryland General Corporation Law.

(c)        is authorized to adopt procedures for determination of the net asset value of shares of any class of the Corporation’s stock; and

(d)       is authorized to declare dividends out of funds legally available therefor on shares of each class of stock of the Corporation payable in such amounts and at such times as it determines, including declaration by means of a formula or similar method and including dividends declared or payable more frequently than meetings of the Board of Directors.

SEVENTH:

(1)       To the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Corporation shall have any liability to the Corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

(2)       The Corporation shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The board of directors may, through a by-law, resolution or agreement, make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

(3)       No provision of this Article SEVENTH shall be effective to protect or purport to protect any director or officer of the Corporation against any liability to the Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

(4)       References to the Maryland General Corporation Law in this Article SEVENTH are to the law as from time to time amended. No amendment to the Articles of Incorporation of the Corporation shall affect any right of any person under this Article SEVENTH based on any event, omission or proceeding prior to such amendment.

EIGHTH:        Any holder of shares of stock of the Corporation may require the Corporation to redeem and the Corporation shall be obligated to redeem at the option of such holder all or any part of the shares of the Corporation owned by said holder, at the redemption price, pursuant to the method, upon the terms and subject to the conditions hereinafter set forth:

(a)       The redemption price per share shall be the net asset value per share determined at such time or times as the Board of Directors of the Corporation shall designate in accordance with any provision of the 1940 Act, any rule or regulation thereunder or exemption or exception therefrom, or any rule or regulation made or adopted by any securities association registered under the Securities Exchange Act of 1934.

(b)       Net asset value per share of a class shall be determined by dividing:

(i)        The total value of the assets of such class or, in the case of a class invested in a common investment portfolio with other classes, such class’s proportionate share of the total value of the assets of the common investment portfolio, such value determined as provided in Subsection (c) below less, to the extent determined by or pursuant to the direction of the Board of Directors, all debts, obligations and liabilities of such class (which debts, obligations and liabilities shall include, without limitation of the generality of the foregoing, any and all debts, obligations, liabilities, or claims, of any and every kind and nature, fixed, accrued and otherwise, including the estimated accrued expenses of management and supervision, administration and distribution and any reserves or charges for any or all of the foregoing, whether for taxes, expenses or otherwise) but excluding such class’ liability upon its shares and its surplus, by

(ii)       The total number of shares of such class outstanding.

The Board of Directors is empowered, in its absolute discretion, to establish other methods for determining such net asset value whenever such other methods are deemed by it to be necessary in order to enable the Corporation to comply with, or are deemed by it to be desirable provided they are not inconsistent with, any provision of the 1940 Act or any rule or regulation thereunder.

(c)        In determining for the purposes of these Articles of Incorporation the total value of the assets of the Corporation at any time, investments and any other assets of the Corporation shall be valued in such manner as may be determined from time to time by the Board of Directors.

(d)       The right of a stockholder redeemed by the Corporation to receive dividends thereon, and all other rights with respect to the shares, shall terminate at the time as of which the redemption price has been determined, except the right to receive the redemption price and any dividend or distribution to which that holder had become entitled as the record stockholder on the record date for that dividend and the right to vote the shares to the extent permitted by Maryland General Corporate Law.

(e)        Payment of the redemption price by the Corporation may be made either in cash or in securities or other assets at the time owned by the Corporation or partly in cash and partly in securities or other assets at the time owned by the Corporation. The value of any part of such payment to be made in securities or other assets of the Corporation shall be the value employed in determining the redemption price. Payment of the redemption price shall be made on or before the seventh day following the day on which the shares are properly presented for redemption hereunder, except that delivery of any securities included in any such payment shall be made as promptly as any necessary transfers on the books of the issuers whose securities are to be delivered may be made.

The Corporation, pursuant to resolution of the Board of Directors, may deduct from the payment made for any shares redeemed a liquidating charge not in excess of five percent (5%) of the redemption price of the shares so redeemed, and the Board of Directors may alter or suspend any such liquidating charge from time to time.

(f)        Redemption of shares of stock by the Corporation is conditional upon the Corporation having funds or property legally available therefor.

(g)       The Corporation, either directly or through an agent, may repurchase its shares, out of funds legally available therefor, upon such terms and conditions and for such consideration as the Board of Directors shall deem advisable, by agreement with the owner at a price not exceeding the net asset value per share as determined by the Corporation at such time or times as the Board of Directors of the Corporation shall designate, less a liquidating charge not to exceed five percent (5%) of such net asset value, if and as fixed by resolution of the Board of Directors of the Corporation from time to time, and take all other steps deemed necessary or advisable in connection therewith.

(h)       The Corporation, pursuant to resolution of the Board of Directors, may cause the redemption, upon the terms set forth in such resolution and in subsections (a) through (f) and subsection (i) of this Article EIGHTH, of shares of stock owned by stockholders whose shares have an aggregate net asset value of less than such amount as may be fixed from time to time by the Board of Directors. Notwithstanding any other provision of this Article EIGHTH, if certificates representing such shares have been issued, the redemption price need not be paid by the Corporation until such certificates are presented in proper form for transfer to the Corporation or the agent of the Corporation appointed for such purpose; however, the redemption shall be effective, in accordance with the resolution of the Board of Directors, regardless of whether or not such presentation has been made.

(i)        The obligations set forth in this Article EIGHTH may be suspended or postponed as may be permissible under the 1940 Act and the rules and regulations thereunder.

(j)        The Board of Directors may establish other terms and conditions and procedures for redemption, including requirements as to delivery of certificates evidencing shares, if issued.

(k)       The Corporation shall also, to the extent permitted by applicable law, have the right, at its option, at any time to redeem shares owned by any holder of any class of stock of the Corporation if the Board of Directors has determined that it is in the best interests of the Corporation to redeem the shares.

NINTH:          All persons who shall acquire stock or other securities of the Corporation shall acquire the same subject to the provisions of the Corporation’s Charter, as from time to time amended.

TENTH:          From time to time any of the provisions of the Charter of the Corporation may be amended, altered or repealed, including amendments which alter the contract rights of any class of stock outstanding, and other provisions authorized by the Maryland General Corporation Law at the time in force may be added or inserted in the manner and at the time prescribed by said Law, and all rights at any time conferred upon the stockholders of the Corporation by its Charter are granted subject to the provisions of this Article.

IN WITNESS WHEREOF, DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC. has caused these Articles of Incorporation to be filed in its name and on its behalf by its Vice President,

, and witnessed by its Secretary,	, on the day of	, 2009.

DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

By:	_______________________________ , Vice President

ATTEST: _________________________________
, Secretary

EXHIBIT B

PROPOSED FUNDAMENTAL INVESTMENT RESTRICTIONS

Except as described below or as otherwise permitted by the 1940 Act, or interpretations or modifications by, or exemptive or other relief from, the SEC or other authority with appropriate jurisdiction, and disclosed to investors, the Fund may not:

1.

Borrow money, except to the extent permitted under the 1940 Act (which currently limits borrowing to no more than 33-1/3% of the value of the Fund's total assets). For purposes of this investment restriction, the entry into options, futures contracts, including those relating to indexes, and options on futures contracts or indexes shall not constitute borrowing.

2.

Act as an underwriter of securities of other issuers, except that the Fund may bid separately or as part of a group for the purchase of municipal bonds directly from an issuer for its own portfolio to take advantage of the lower purchase price available, and except to the extent the Fund may be deemed an underwriter under the Securities Act of 1933, as amended, by virtue of disposing of portfolio securities.

3.

Purchase, hold or deal in real estate or oil and gas interests, but the Fund may purchase and sell securities that are secured by real estate or issued by companies that invest or deal in real estate or real estate investment trusts and may acquire and hold real estate or interests therein through exercising rights or remedies with regard to such securities.

4.

Invest in physical commodities or commodities contracts, except that the Fund may purchase and sell options, forward contracts, futures contracts, including those related to indices, and options on futures contracts or indices and enter into swap agreements and other derivative instruments.

5.

Lend any securities or make loans to others, except to the extent permitted under the 1940 Act (which currently limits such loans to no more than 33-1/3% of the value of the Fund's total assets) or as otherwise permitted by the SEC. For purposes of this Investment Restriction, the purchase of debt obligations (including acquisitions of loans, loan participations or other forms of debt instruments) and the entry into repurchase agreements shall not constitute loans by the Fund. Any loans of portfolio securities will be made according to guidelines established by the SEC and the Fund's Board.

6.

Issue any senior security (as such term is defined in Section 18(f) of the 1940 Act), except to the extent that the activities permitted in Investment Restriction Nos. 1 and 4 may be deemed to give rise to a senior security.

7.

Invest more than 5% of its assets in the securities of any one issuer, except that up to 25% of the value of the Fund's total assets may be invested, and securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities may be purchased, without regard to such limitation.

8.

Invest more than 25% of its total assets in the securities of issuers in any single industry; provided that there shall be no such limitation on the purchase of municipal obligations and obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

9.

Pledge, mortgage or hypothecate its assets, except to the extent necessary to secure permitted borrowings and to the extent related to the purchase of securities on a when-issued, forward commitment or delayed-delivery basis and the deposit of assets in escrow in connection with writing covered put and call options and collateral and initial or variation margin arrangements with respect to permitted transactions. (This is a non-fundamental policy.)

10.	Invest in securities of other investment companies, except to the extent permitted under the 1940 Act. (This is a non-fundamental policy.)
11.

Enter into repurchase agreements providing for settlement in more than seven days after notice or purchase securities that are illiquid, if, in the aggregate, more than 15% of the value of the Fund's net assets would be so invested. (This is a non-fundamental policy.)

Notwithstanding Investment Restriction No. 8, industrial development bonds, where the payment of principal and interest is the ultimate responsibility of companies within the same industry, are grouped together as an "industry."

If a percentage restriction set forth above is adhered to at the time an investment is made, a later change in percentage resulting from a change in values or assets will not constitute a violation of such restriction.

EXHIBIT C

CURRENT FUNDAMENTAL INVESTMENT RESTRICTIONS

The Fund may not:

1.	Purchase securities other than municipal obligations and Taxable Investments or as provided in Investment Restriction Nos. 7 and 12 or otherwise in the Fund's Prospectus.
2.

Borrow money, except to the extent permitted under the 1940 Act. For purposes of this investment restriction, the entry into options, futures contracts, including those relating to indexes, and options on futures contracts or indexes shall not constitute borrowing.

3.

Pledge, mortgage or hypothecate its assets, except to the extent necessary to secure permitted borrowings and to the extent related to the deposit of assets in escrow in connection with writing covered put and call options and the purchase of securities on a when-issued or delayed-delivery basis and collateral and initial or variation margin arrangements with respect to options, futures contracts, including those relating to indexes, and options on futures contracts or indexes.

4.

Sell securities short or purchase securities on margin, except for such short-term credits as are necessary for the clearance of transactions, but the Fund may make margin deposits in connection with transactions in options, futures and options on futures.

5.	Underwrite any issue of securities, except to the extent that the sale of portfolio securities by the Fund may be deemed to be an underwriting.
6.	Purchase, hold or deal in real estate or oil and gas interests, but the Fund may purchase and sell securities that are secured by real estate or interests therein.
7.

Invest in commodities, except that the Fund may purchase and sell futures contracts, including those relating to indexes, and options on futures contracts or indexes, as described in the Fund's Prospectus.

8.

Lend any funds or other assets except through the purchase of all or a portion of securities or obligations of the type in which the Fund may invest; however, the Fund may lend its portfolio securities in an amount not to exceed 30% of the value of its total assets. Any loans of portfolio securities will be made according to guidelines established by the SEC and the Fund's Board of Directors.

9.	Issue any senior security (as such term is defined in Section 18(f) of the 1940 Act) other than preferred stock, except as permitted in Investment Restriction Nos. 2, 3, 4 and 7.
10.

Invest more than 5% of its assets in the securities of any one issuer, except that up to 25% of the value of the Fund's total assets may be invested, and securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities may be purchased, without regard to such limitation.

11.

Invest more than 25% of its total assets in the securities of issuers in any single industry; provided that there shall be no such limitation on the purchase of municipal obligations and obligations issued or guaranteed by the U.S. Government, its agencies or instrumentalities.

12.

Purchase securities of other investment companies except (a) in the open market where no commission except the ordinary broker's commission is paid, which purchases are limited to a maximum of (i) 3% of the total voting stock of any one investment company, (ii) 5% of the Fund's net assets with respect to any one investment company and (iii) 10% of the Fund's net assets in the aggregate, or (b) those received as part of a merger, sale of assets or consolidation.

Notwithstanding Investment Restriction No. 11, industrial development bonds, where the payment of principal and interest is the ultimate responsibility of companies within the same industry, are grouped together as an "industry."

If a percentage restriction set forth above is adhered to at the time an investment is made, a later change in percentage resulting from a change in values or assets will not constitute a violation of such restriction.

EXHIBIT D

PART I

Part I sets forth information regarding Nominees' share ownership and Board and committee meetings.

The table below indicates the dollar range of each Nominee's ownership of shares of the Fund's Common Stock and shares of other funds in the Dreyfus Family of Funds for which he or she is a Board member, in each case as of December 31, 2008.

Name of Director	Fund Common Stock	Aggregate Holding of Funds in the Dreyfus Family of Funds for which Responsible as a Board Member
David W. Burke	None	Over $100,000
Hodding Carter III	None	Over $100,000
Gordon J. Davis	None	$50,001 - $100,000
Joseph S. DiMartino	None	Over $100,000
Joni Evans	None	None
Ehud Houminer	None	Over $100,000
Richard C. Leone	None	Over $100,000
Hans C. Mautner	None	Over $100,000
Robin A. Melvin	None	Over $100,000
Burton N. Wallack	None	None
John E. Zuccotti	None	Over $100,000

As of December 31, 2008, none of the Directors or their immediate family members owned securities of Dreyfus or any person (other than a registered investment company) directly or indirectly controlling, controlled by or under common control with Dreyfus.

•	The Fund held 9 Board meetings during its last fiscal year.
•	The Fund does not have a formal policy regarding Directors' attendance at annual meetings of stockholders. Directors did not attend last year's annual meeting.
•	All Nominees attended at least 75% of all Board and committee meetings, as applicable, held in the last fiscal year.

PART II

Part II sets forth information relevant to the officers of the Fund.

Name and Position With Fund (Since)	Age	Principal Occupation and Business Experience For Past Five Years

J. DAVID OFFICER President (2006)	60	Chief Operating Officer, Vice Chairman and a director of Dreyfus and an officer of 76 investment companies (comprised of 174 portfolios) managed by Dreyfus.

PHILLIP N. MAISANO Executive Vice President (2007)	61

Chief Investment Officer, Vice Chairman and a director of Dreyfus, and an officer of 76 investment companies (comprised of 174 portfolios) managed by Dreyfus. Mr. Maisano also is an officer and/or board member of certain other investment management subsidiaries of The Bank of New York Mellon Corporation ("BNY Mellon"), each of which is an affiliate of Dreyfus. He has been an employee of Dreyfus since November 2006. Prior to joining Dreyfus, Mr. Maisano served as Chairman and Chief Executive Officer of EACM Advisors, an affiliate of Dreyfus, since August 2004, and served as Chief Executive Officer of Evaluation Associates, a leading institutional investment consulting firm, from 1988 until 2004.

A. PAUL DISDIER Executive Vice President (2002)	52	Director of Dreyfus Municipal Securities Group and an officer of 2 other investment companies (comprised of 2 portfolios) managed by Dreyfus.

JAMES WINDELS Treasurer (2001)	49	Director — Mutual Fund Accounting of Dreyfus, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

MICHAEL A. ROSENBERG Vice President and Secretary (2005)	49	Assistant General Counsel of BNY Mellon, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

JAMES BITETTO Vice President and Assistant Secretary (2005)	42	Senior Counsel of BNY Mellon and Secretary of Dreyfus, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

JONI LACKS CHARATAN Vice President and Assistant Secretary (2005)	53	Senior Counsel of BNY Mellon, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

JOSEPH M. CHIOFFI Vice President and Assistant Secretary (2005)	47	Senior Counsel of BNY Mellon, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

JANETTE E. FARRAGHER Vice President and Assistant Secretary (2005)	46	Assistant General Counsel of BNY Mellon, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

JOHN B. HAMMALIAN Vice President and Assistant Secretary (2005)	45	Managing Counsel of BNY Mellon, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

ROBERT R. MULLERY Vice President and Assistant Secretary (2005)	57	Managing Counsel of BNY Mellon, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

JEFF PRUSNOFSKY Vice President and Assistant Secretary (2005)	43	Managing Counsel of BNY Mellon, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

RICHARD CASSARO Assistant Treasurer (2008)	50	Senior Accounting Manager — Money Market and Municipal Bond Funds of Dreyfus, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

GAVIN C. REILLY Assistant Treasurer (2005)	40	Tax Manager of the Investment Accounting and Support Department of Dreyfus, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

ROBERT S. ROBOL Assistant Treasurer (2005)	44	Senior Accounting Manager — Fixed Income Funds of Dreyfus, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

ROBERT SALVIOLO Assistant Treasurer (2007)	41	Senior Accounting Manager — Equity Funds of Dreyfus, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

ROBERT SVAGNA Assistant Treasurer (2005)	41	Senior Accounting Manager — Equity Funds of Dreyfus, and an officer of 77 investment companies (comprised of 195 portfolios) managed by Dreyfus.

JOSEPH W. CONNOLLY Chief Compliance Officer (2004)	51

Chief Compliance Officer of Dreyfus and The Dreyfus Family of Funds (77 investment companies, comprised of 195 portfolios). From November 2001 through March 2004, Mr. Connolly was first Vice-President, Mutual Fund Servicing for Mellon Global Securities Services. In that capacity, Mr. Connolly was responsible for managing Mellon's Custody, Fund Accounting and Fund Administration services to third-party mutual fund clients.

The address of each officer of the Fund is 200 Park Avenue, New York, New York 10166.

PART III

Part III sets forth information for the Fund regarding the beneficial ownership of its shares as of April __, 2009 by Directors and officers of the Fund owning shares on such date and by any stockholders owning 5% or more of the Fund's outstanding shares.

As of April __, 2009, the Fund's Directors and officers, as a group, owned less than 1% of the Fund's outstanding shares.

As of April __, 2009, the following Directors and officers owned shares of Common Stock of the Fund as indicated below:

Shares of Common Stock Owned
Directors	None

Officers
A. Paul Disdier	2,500

To the Fund's knowledge, no person owned beneficially 5% or more of the outstanding shares of Common Stock or the outstanding shares of APS of the Fund on April __, 2009. Cede & Co. held of record approximately ___% of the outstanding Common Stock for the Fund and 100% of the outstanding shares of APS of the Fund.

Section 16(a) Beneficial Ownership Reporting Compliances

To the Fund's knowledge, all of its officers, Directors and holders of more than 10% of its Common Stock or APS complied with all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended November 30, 2008. In making this disclosure, the Fund has relied solely on written representations of such persons and on copies of reports that have been filed with the Securities and Exchange Commission.

EXHIBIT E

Dreyfus Strategic Municipal Bond Fund, Inc.

January 26, 2009

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees the Fund's financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed with the independent registered public accounting firm (the "independent auditors" or "auditors"), who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Fund's accounting principles and such other matters as are required to be discussed with the committee under the standards of the Public Company Accounting Oversight Board (United States). In addition, the committee has discussed with the independent auditors the auditors' independence from management and the Fund including the auditors' letter and the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors' independence.

The committee discussed with the independent auditors the overall scope and plan for the audit. The committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Fund's internal controls, and the overall quality of the Fund's financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements for the Fund be included in the Fund's Annual Report to Shareholders for the year ended November 30, 2008.

Ehud Houminer, Audit Committee Chair

Richard C. Leone, Audit Committee Member

David W. Burke, Audit Committee Member

Hans C. Mautner, Audit Committee Member

Hodding Carter III, Audit Committee Member

Robin A. Melvin, Audit Committee Member

Joseph S. DiMartino, Audit Committee Member

Burton Wallack, Audit Committee Member

Joni Evans, Audit Committee Member

John E. Zuccotti, Audit Committee Member

DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

COMMON STOCKHOLDERS

The undersigned stockholder of Dreyfus Strategic Municipal Bond Fund, Inc. (the “Fund”) hereby appoints Robert R. Mullery and Joni L. Charatan and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all of the shares of the Fund standing in the name of the undersigned at the close of business on April 30, 2009 at the Annual Meeting of Stockholders to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 8th Floor, New York, New York, commencing at 10:00 a.m. on Thursday, June 18, 2009; and at any and all adjournments thereof, with all of the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposals, as more fully described in the Proxy Statement for the meeting.

..................................................................................................................................................................

FOLD AND DETACH HERE

Please mark Boxes in blue or black ink.

1. Converting the Fund from a closed-end management investment company to an open-end management investment company.

2.a. Election of Directors (if Proposal 1 is NOT approved)

___ FOR ALL Nominees listed below (except as marked to the contrary)

___ WITHHOLD Authority For All Nominees listed below

Nominees are:

Class I - Joseph S. DiMartino, William Hodding Carter, III, Richard C. Leone and Joni Evans

WITHHELD FOR (write name of nominee(s) in space provided below)

------------------------------------------------------------------------

2.b. Election of Directors (if Proposal 1 is approved)

___ FOR ALL Nominees listed below (except as marked to the contrary)

___ WITHHOLD Authority For All Nominees listed below

Nominees are:

Joseph S. DiMartino

William Hodding Carter, III

Richard C. Leone

Joni Evans

Gordon J. Davis

Ehud Houminer

Robin A. Melvin

David W. Burke

Hans C. Mautner

Burton N. Wallack

John E. Zuccotti

WITHHELD FOR (write name of nominees in space provided below)

___________________

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED BY THE FUND’S BOARD OF DIRECTORS AND WILL BE VOTED FOR THE ABOVE PROPOSALS UNLESS OTHERWISE INDICATED.

Signature(s) should be exactly as name or names appearing on this proxy. If shares are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.

Dated:____________________________, 2009

_________________________________

Signature(s)

_________________________________

Signature(s)

Sign, Date and return the Proxy Card Promptly using the Enclosed Envelope.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be held on June 18, 2009: The proxy statement and copies of the Fund’s most recent Annual Report to Stockholders are available at www.dreyfus.com.

DREYFUS STRATEGIC MUNICIPAL BOND FUND, INC.

AUCTION PREFERRED STOCKHOLDERS

The undersigned stockholder of Dreyfus Strategic Municipal Bond Fund, Inc. (the “Fund”) hereby appoints Robert R. Mullery and Joni L. Charatan and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all of the shares of the Fund standing in the name of the undersigned at the close of business on April 30, 2009 at the Annual Meeting of Stockholders to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 8th Floor, New York, New York, commencing at 10:00 a.m. on Thursday, June 18, 2009; and at any and all adjournments thereof, with all of the powers the undersigned would possess if then and there personally present and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the proposals, as more fully described in the Proxy Statement for the meeting.

..................................................................................................................................................................

FOLD AND DETACH HERE

Please mark Boxes in blue or black ink.

1. Converting the Fund from a closed-end management investment company to an open-end management investment company.

2.a. Election of Directors (if Proposal 1 is NOT approved)

___ FOR ALL Nominees listed below (except as marked to the contrary)

___ WITHHOLD Authority For All Nominees listed below

Nominees are:

Class I – Joseph S. DiMartino, William Hodding Carter, III, Richard C. Leone and Joni Evans

WITHHELD FOR (write name of nominee(s) in space provided below)

------------------------------------------------------------------------

2.b. Election of Directors (if Proposal 1 is approved)

___ FOR ALL Nominees listed below (except as marked to the contrary)

___ WITHHOLD Authority For All Nominees listed below

Nominees are:

Joseph S. DiMartino

William Hodding Carter, III

Richard C. Leone

Joni Evans

Gordon J. Davis

Ehud Houminer

Robin A. Melvin

David W. Burke

Hans C. Mautner

Burton N. Wallack

John E. Zuccotti

WITHHELD FOR (write name of nominees in space provided below)

___________________

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

THIS PROXY IS SOLICITED BY THE FUND’S BOARD OF DIRECTORS AND WILL BE VOTED FOR THE ABOVE PROPOSALS UNLESS OTHERWISE INDICATED.

Signature(s) should be exactly as name or names appearing on this proxy. If shares are held jointly, each holder should sign. If signing is by attorney, executor, administrator, trustee or guardian, please give full title.

Dated:____________________________, 2009

_________________________________

Signature(s)

_________________________________

Signature(s)

Sign, Date and return the Proxy Card Promptly using the Enclosed Envelope.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting of Stockholders to Be held on June 18, 2009: The proxy statement and copies of the Fund’s most recent Annual Report to Stockholders are available at www.dreyfus.com.